UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
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TECUMSEH PRODUCTS COMPANY
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The following materials are for use in presentations to shareholders of Tecumseh Products Company on or after October 30, 2008.
Company Overview Current Proxy Contest November 2008

Forward Looking Statement This presentation contains certain statements regarding the Company’s plans and expectations, which are forward-looking statements and are made pursuant to the Safe Harbor provision of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views at the time such statements are made, with respect to the Company’s future plans, objectives, events and financial results such as revenues, expenses, income, earnings per share, operating margins, financial position, expected results of operation and other financial items, as well as industry trends and observations. In addition, words such as estimate, expect, intend, should, could, will and variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are a number of factors, many of which are beyond the Companys control, which could cause actual results and outcomes to differ materially from those ‘ described in the forward-looking statements. Risk factors exist and new risk factors emerge from time to time that may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend or clarify forward-looking statements. In addition to the foregoing, several risk factors are discussed in the Company’s most recently filed Annual Report on Form 10-K and other SEC filings, under the titles “Risk Factors” or “Cautionary Statements relating to Forward-Looking Statements” and those discussions regarding risk factors as well as the discussion of forward-looking statements in such sections are incorporated by reference in this presentation.

Overview FOUNDED .. 1934 in Tecumseh, Michigan HEADQUARTERS .. Completed move of global HQ to Ann Arbor, Michigan during 2H08 EXCHANGE LISTING .. TECUA (Class A non-voting shares), TECUB (Class B voting shares) on NASDAQ CORE COMPETENCY .. Independent, global manufacturer of hermetically sealed compressors for residential and commercial refrigerators, freezers, water coolers, dehumidifiers, window air conditioning units, and residential and commercial central system air conditioners and heat pumps ADDRESSABLE END MARKET .. Four primary applications: • Commercial refrigeration applications and aftermarket distribution • Household refrigerators and freezers • Mid-size to large unitary central air conditioning systems (niche/high-temperature environments) • Room air conditioners (niche/high-temperature environments)

New Management Team Ed Buker: Chairman, President and CEO Formerly President and Chief Executive Officer of Citation Corporation Jim Nicholson: Vice President, Treasurer, and CFO Formerly Partner at PricewaterhouseCoopers; six years with Tecumseh, four of those as CFO Jim Wainright: Vice President, Global Operations Formerly SVP of Operations for A.O. Smith Corporation Jim Cristiano: Vice President, Global Supply Formerly Director of Central Purchasing, Visteon Corporation Lynn Dennison: Vice President, General Counsel & Secretary Formerly General Counsel, Corporate Secretary and Asst. VP for Corporate Affairs and Compliance and Ethics, Honda of America Tim Atzinger: Vice President, Global Human Resources Formerly VP Human Resources, Handleman Company Seshu Seshasai: Vice President, Global Engineering Formerly VP R&D and Engineering for Newell Rubbermaid Pat Canavan: Vice President, Global Sales & Marketing Formerly Exec. Director of New Business Development, Walbridge Construction Co.

Our Current Board Ed Buker Chairman, President & CEO Formerly President and CEO of Citation Corporation (supplier of metal components) Peter M. Banks, Ph.D General Partner, Red Planet Capital Partners (private investment firm). Formerly President and CEO, Erim International, Inc. (specialized technologies developer) and past dean of the College of Engineering at the University of Michigan David M. Risley Retired. Formerly SVP and CFO, La-Z-Boy Incorporated (residential furniture) Jeffry N. Quinn Chairman of the Board, President, and CEO of Solutia, Inc. (specialty chemical and materials company) William E. Aziz Managing Partner, BlueTree Advisors (operational, financial, and strategic planning advisory services) and CFO of Hollinger, Inc. (Toronto Stock Exchange-listed company whose subsidiary, Sun-Times Media Group, is listed on the NYSE) Steven J. Lebowski President of Steven J. Lebowski PC (attorney and certified public accountant); VP and part-owner of Architectural Door and Millworks (wholesale distributor of doors) Kent B. Herrick Most recently VP of Global Business Development, Tecumseh Products Company

Our Strategic Plan — Process • Earlier this year, the Board and senior management undertook a process of reviewing the Company___s strategic direction and developed a strategic plan that the Board (other than director Kent Herrick) believes is most likely to enhance shareholder value • In connection with this process, the Board engaged independent advisors to independently review/evaluate management___s strategic plan — with no bias/preference for the outcome • As part of this deliberate process, as well as in response to the Herrick Foundation requests in March, management and the Board carefully analyzed many alternatives, including the following: — Sale of business, in whole or parts — Potential acquisitions — Teaming with strategic partner — Dividend or share repurchase — Cost reduction and operational efficiency opportunities to optimize value of business • Through this exhaustive/iterative process, we believe we have repeatedly addressed the points raised by the Herricks

Our Strategic Analysis — Conclusions • After careful deliberations, including with the Company___s senior management team and its legal and financial advisors, the Board (with only Kent Herrick disagreeing) concluded: — Selling the business at this time — in whole or in parts — is not in the best interests of all our shareholders — Valuation in open market would not fully value pending cash inflows — Current market conditions have depressed values for equities across industries - Synergies exist among product applications, so selling pieces would create redundant fixed costs and overhead — The best alternative for maximizing shareholder value is to retain/improve the business -potential cost reduction and operational efficiencies are substantial — Given the Company___s track record of losses and limited availability of credit, a cash dividend/share buyback is not in the best interest of all our shareholders at this time • The Board approved the new strategic plan and instructed management to execute on it

Our Strategic Plan — Objectives • The Board has determined that our Core Business Optimization Plan will enhance shareholder value • Objectives: — Improved profitability — Higher margin products that leverage our core competencies — Cost reduction, through rationalization of productive capacity - Sufficient cash available to execute; no need to tap credit markets — Bulk of cash expenditures can be delayed until results begin to be realized/self-funded — Remove costs associated with excess capacity and reposition production to “Best Cost” locations

Our Strategic Plan — Update • New leadership team has extensive experience executing similar turnarounds — Stark contrast to prior team, which did not have this experience • Initiatives to Date — Divested non-core businesses and eliminated massive debt load incurred under prior leadership — Major strides in improving our corporate governance, including strengthening the Board___s independence, and updating committee charters and corporate governance guidelines — “Best Cost Country” strategy: closing/relocating production locations — Formulated a workable recap plan that aligns economic interests and voting rights, eliminates investor confusion, improves corporate governance • As explained below, our track record demonstrates the strength of our plan and the ability of our team to successfully execute on it

Best Cost Country Strategy • A step-by-step plan, with rigorous ROI review at each step • Relatively modest investments to deliver substantial savings — or we won___t continue 2008 2009 2010 2011 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Project 1 Project 2 Project 3 Project 4 Project 5 Project 6 Project 7 Project 8 Project 9 Project 10 Project 11 Project 12 Project 13 Project 14 Project 15 Project 16 Project 17 Project 18 Project 19 Project 20 Project 21 Project approved and in process Project contemplated

Best Cost Country Strategy Annual 2009 Product Current Plant Target Plant Total Cost Savings Savings T Plant 1 Country A 0 3,909 2,442 V Plant 2 Country B 1,370 3,500 2,000 W Plant 3 Country C 2,500 1,465 1,281 X Plant 4 Country C 1,505 245 65 Y Plant 5 Country C 1,394 1,777 454 Z Plant 6 Country D 9,270 4,050 813 Total 16,039 14,946 7,055 ($ in millions) Project approved and in process Project contemplated www.tecumseh.com 11

Recapitalization • After extensive deliberations, including with senior management and the Company_ s legal and financial advisors, our Board determined that a recap that aligns shareholders___voting and economic interests is fair to and in the best interests of our shareholders and should be pursued — Director Kent Herrick has repeatedly opposed such a recap • Advantages: — Aligns economic interests and voting rights — Treats holders of Class A and B shares equally — Increases liquidity - Eliminates confusion among investors — Eliminates Class A protection provision as impediment to sale — Facilitates Herrick desire to dispose of Class B shares — Improves corporate governance and increases acceptance by institutional investors — Creates a more attractive financing vehicle • We expect to implement a recap as soon as practicable after the special meeting — Were it not for the proxy contest, we would expect to already have taken steps to effect our recap www.tecumseh.com

Our Track Record www.tecumseh.com Tecumseh_meeting 20.pdf

Our Track Record www.tecumseh.com

Special Meeting Agenda • Special meeting of shareholders to be held on November 21, 2008, in accordance with agreement between the Herrick Foundation and Tecumseh Products Company • Meeting agenda includes Herrick proposal to remove two independent members of Tecumseh___s Board, Dr. Peter Banks and David Risley, without cause • If a majority of Class B shareholders supports the proposal, there will also be an election to fill these two vacancies • Herrick Foundation has hand-picked two individuals to replace the Company___s directors, without any selection process or vetting by the Company or the Board • As the Board does not intend to nominate candidates, if our independent directors are removed, the Herrick nominees are virtually certain to be elected www.tecumseh.com

Who is the Herrick Foundation? • Charitable organization controlled by three-person board, including third and fourth generation of Company founder: — Todd W. Herrick, removed as Company___s Chairman, President and CEO in 2007 — Kent B. Herrick, removed from management position by the Board in 2007 • Through their foundation/trusts, the Herrick Foundation and the Herrick family own less than a 10% economic interest in the Company • Have already selected two current Board members - Kent Herrick and Steve Lebowski • Have sued the Company twice in the last 18 months • The Herricks already have stated their objective — liquidate their position in the Company. • As Company___s prior management team, Todd and Kent Herrick presided over period of dramatic losses characterized by poor strategic decisions and non-accretive acquisitions www.tecumseh.com Tecumseh_meeting 20.pdf

Herrick Track Record: “Global Growth” • Built engine facility in Brazil — Nearly $100M in operational losses and restructuring in last three years of operation • Purchased Fasco — $411M - Sold five years later for $230M; retained certain liabilities • Pursued development of scroll compressors — Invested more than $45M in new production facility without viable product; wrote off entire investment • Acquired European compressor operations with $40M in goodwill — Wrote off $34M · Purchased engine operation in Czech Republic — Incurred nearly $20M in operational losses and restructuring in last three years of operation www.tecumseh.com

Herrick Track Record www.tecumseh.com

Herrick Track Record www.tecumseh.com

What___s the Herricks___Real Agenda? • The Herricks already have selected 2 of 7 directors on the Company___s Board — Kent Herrick and Steve Lebowski • The Herrick Foundation proposal now seeks to have the Herricks select a majority of directors (4 of 7) on the Company___s Board Allowing a shareholder representing less than a 10% economic ownership in the Company to select a majority of the directors on the Company___s Board contradicts basic principles of good governance and fairness to all shareholders • In our view, the Herrick Foundation proposal is not simply about the removal of two of our independent directors It is part of a protracted contest between a prior management team unable to create value and the continued implementation of our new vision for Tecumseh___s future www.tecumseh.com 20

The Herricks___Proxy Does Not Tell the Full Story • The Herricks___proxy statement, in our view, does not provide the full story and is misleading • Banks and Risley are the only current directors who were on the Board in early 2007 when the Herricks were removed from management • The Herricks have stated their desire for liquidity — without regard, we believe, for what is in the best interest of all our shareholders • The Herricks propose a sale of the Company without noting they were unsuccessful in their attempts to generate interest among potential buyers We believe these attempts: — Did not result in any purchase offers or even an expression of interest from any potential buyer — Undermined the Company___s position in the marketplace by indicating it was “up for sale” • The Herricks disagree with our strategic plan and the steps management is taking to turn the Company around, but admit they do not have enough information — What, then, is the basis for their statements? www.tecumseh.com

The Herrick Proposal • Remove two Tecumseh independent directors, Banks and Risley, without cause, and elect two individuals that have been hand-picked by the Herricks — We strongly support our current Board — including Banks and Risley — It is inappropriate, we believe, for the Herricks to hand-pick a majority of the Company___s Board (which will be responsible for the strategic direction of the Company) — The current Board is the right team to oversee the continued implementation of our core Business Optimization Plan • Banks and Risley have consistently contributed to our efforts to transform Tecumseh into a world-class organization • Electing the Herrick nominees — who have no experience with or long-term institutional knowledge of the Company — we believe, would significantly undermine our progress and be disruptive • The Herricks fail to point out any credible reason why Banks and Risley have been targeted for removal • A majority of the current Board is independent, has no relationship with the Herricks and was not selected by the Herricks www.tecumseh.com

The Herrick Proposal • The Herrick proxy also includes certain initiatives that the Herricks support: — Recap with premium for Class B shareholders — Cash dividends with “excess cash” — Sale of the Company • We believe that the descriptions of these initiatives are incomplete and, in some cases, misleading • As we will explain, these initiatives are unwise, particularly in the current market, and have been carefully examined by the Company and Board • Although these initiatives may be good for the Herricks, your Board already has determined that they are not in the best interests of shareholders www.tecumseh.com Tecumseh_meeting 20.pdf

The Herrick Recap Proposal • On its face, the Herrick recap initiative (Class A/Class B share “exchange”) may seem attractive; however, it raises numerous questions: — What would happen if the number of Class B shares tendered was insufficient to trigger a conversion of all shares into voting shares? — While Class B shareholders would receive a 10% premium for their shares, what benefit would Class A shareholders receive? How is the proposed recap fair to all of the Company___s shareholders? • The cost of the 10% premium to be paid to B shareholders under the proposed Herrick recap will be borne by the A shareholders. • Depending on positions held, after this proposed recap, some shareholders may find that their ownership interests have been reduced. — Given that many shareholders hold both classes, to what extent would the benefit of the 10% Class B premium be diluted by the “cost” of owning Class A shares? — As a member of the Company___s Board, Kent Herrick repeatedly has voted against a recap. • The Herricks also fail to point out that the current Board supports a recap, and all of the current directors — other than Kent Herrick - voted in favor of a recap www.tecumseh.com

Proposed Cash Divided is Ill-Timed and Ill-Advised • Earlier this year, the Board carefully considered, with the input of their outside advisors and the senior management team, all strategic alternatives, including a cash dividend, and determined that at this time a cash dividend was not in the best interests of the Company___s shareholders • Suggestion of “excess cash” is incorrect. Existing cash balances are the Company___s primary source of liquidity for operations amid current financial markets crisis • A cash distribution at this time would be irresponsible and leave the Company in a less attractive position, either as an acquisition candidate or stand alone entity • While we are working on additional sources of non-operating cash, these sources have not yet been realized and are subject to government action whose timing is unpredictable • Once all non-operating cash is realized, we will again carefully study all alternatives, including a cash dividend, to determine the best use of such cash (which might include cash dividend or share repurchase), bearing in mind our ultimate goal of optimizing value for all shareholders www.tecumseh.com

Herrick Scroll Assertion • The Herricks have claimed that the Company is lagging in scroll technology... • A true assertion in many ways — The Company unsuccessfully pursued scroll development under Herrick leadership for more than twenty years — including building (and eventually writing off) a production facility. However ... • Customer feedback has been very positive — Our present scroll offering, a completely new design, commenced development in 2006 — 2007 and is now in production • Our scroll targets different markets — Tecumseh___s scroll is intended primarily for commercial refrigeration applications, while most competitors___scrolls are used in certain air conditioning applications, which are not currently our core markets • Our scroll has technological advantages — Our unique design permits variable-speed technology, which provides advantages over competitors___constant-speed models Further development is focused on a broader product offering, and improved weight, efficiency and sound features www.tecumseh.com

If the Herricks Prevail www.tecumseh.com 27

If the Herricks Prevail — Potential Outcomes • With less than 10% economic ownership, the Herricks will have selected a majority of the Board (which oversees the Company___s strategic direction) • No guarantee their initiatives will be pursued — according to their own proxy • We believe there is a potential return to historical performance under prior management — Poor shareholder returns — High debt levels — Operational losses — Poor investment decisions • If the Herricks___initiatives are implemented: — Endangered financial position through cash dividend in current extreme credit environment — Potential sale of the Company at the worst possible time for shareholder value (that, we believe, will not succeed and will be disruptive) www.tecumseh.com 28

The Bottom Line We believe: • The Herrick proposals are not based on sound analysis, reliable information or a rational assessment of current market conditions • The Herrick proposals and other initiatives in their proxy are designed to advance their own interests, not the best interests of all shareholders • The Herricks___own words and actions contradict claims in their proxy and undermine the interests of other shareholders • The Company___s strategic plan has been designed to create shareholder value and already is showing positive results under the direction of the Company___s current Board www.tecumseh.com

Our Shareholders Can Choose Whether to: Allow a shareholder representing less than 10% economic ownership in the Company to select a majority of directors on the Company___s Board, which we believe contradicts basic principles of good governance and fairness to all shareholders; and Support the Herricks — who, we believe, failed to produce shareholder value when they ran the Company — OR — Support the current management team___s and Board___s Plan, positive momentum and demonstrated ability to grow shareholder value We urge our shareholders to vote AGAINST the Herrick Foundation proposal using the GOLD proxy card. www.tecumseh.com

Tecumseh Products Company has filed a definitive proxy statement and other relevant documents concerning the special meeting with the United States Securities and Exchange Commission (“SEC”) on October 24, 2008. Before soliciting proxies, the Company will provide shareholders with the definitive proxy statement. The Company advises shareholders to read the definitive proxy statement because it contains important information. Shareholders may obtain free copies of the definitive proxy statement and other documents the Company files with the SEC at the SEC___s website at www.sec.gov. They may also access a copy of the company___s definitive proxy statement by accessing www.tecumseh.com. In addition, shareholders may obtain a free copy of the definitive proxy statement by contacting Georgeson Inc. toll free at (866) 203-1198 (banks and brokers call (212) 440-9800). The Company, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the special meeting. Information about the participants is set forth in the definitive proxy statement. Information about the participants___direct or indirect interests in the matters to be considered at the special meeting is also contained in the proxy statement referred to above. www.tecumseh.com